Exhibit 3.1

Profit Corporation

Articles of Amendment

1. Corporation name:

FBEC Worldwide, Inc.

1. Article number(s) - 5 is amended as follows:

2,200,000,000 Common Shares, par value $.001 per share

20,000,000 Preferred Shares, par value $.001 per share

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 01/28/2016

[State seal here]

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5. Approval of the amendment:

[_] Shares were not issued and the board of directors or incorporators have adopted the amendment.

OR

[_] Shares were issued and the board of directors have adopted the amendment without shareholder approval, in compliance with W.X. 17-16-1005.

OR

[X] Shares were issued and the board of directors have adopted the amendment with shareholder approval, in compliance with W.S. 17-16-1003.

Signature: /s/ Jason Spatafora	Date: 03/08/2016
Print Name: Jason Spatafora	Contact Person: Jason Spatafora
Title: Chief Executive Officer	Daytime Phone Number: 786-395-3810
Email: jspatafora12@gmail.com

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